Exhibit 3.1
CERTIFICATE OF SECOND AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
RANGE RESOURCES CORPORATION
(PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)
     Range Resources Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST:     The name of the Corporation is RANGE RESOURCES CORPORATION.
     SECOND:     That Article FOURTH, Section (1) of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended to read in its entirety as follows:

“(1) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 485 million shares, divided into classes as follows:

475 million	Common shares having a par value of $.01 per share, and

10 million	Preferred shares having a par value of $1.00 per share.”
     THIRD:     The amendments to the Certificate of Incorporation set forth herein were duly adopted by the unanimous approval of the Board of Directors of the Corporation and have been duly approved by the stockholders owning more than a majority of the Corporation’s outstanding shares of stock entitled to vote thereon in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, Range Resources Corporation has caused this Certificate to be signed by John H. Pinkerton, its Chief Executive Officer, and attested to by Rodney L. Waller, its Corporate Secretary, this 20th day of May, 2008.

RANGE RESOURCES CORPORATION
By:	/s/ John H. Pinkerton
John H. Pinkerton,
Chief Executive Officer

Attest: /s/ Rodney L. Waller
Rodney L. Waller, Corporate Secretary